UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2012

DIADEXUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01.	Entry into a Material Definitive Agreement.

On September 11, 2012, diaDexus, Inc. (the “Company”) and Comerica Bank (“Comerica”) entered into the Amended and Restated Loan and Security Agreement (the “Amendment”), which amends and restates that certain Loan and Security Agreement, by and between the Company and Comerica, dated September 23, 2011 (the “Agreement”).

The Company has an existing $5.0 million loan facility with Comerica pursuant to the Agreement, which amount has been fully advanced. The Amendment extends the interest-only payment period for an additional twelve months, through September 23, 2013, and extends the maturity date for an additional twelve months, to September 23, 2016. The Amendment also reduces the monthly principal payments by amortizing the loan over a 48 month basis, resulting in an increased balloon payment of principal on the maturity date. Pursuant to the Amendment, the Company issued a warrant to Comerica to purchase 168,919 shares of its common stock. The warrant has an exercise price of $0.37 per share and will expire on September 11, 2019.

The foregoing is only a summary of the material terms of the Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Amendment that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release entitled “diaDexus, Inc. Extends Loan Facility with Comerica Bank” issued by diaDexus, Inc. on September 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc. (Registrant)

Date: September 14, 2012	By:	/s/ Jean-Frédéric Viret
Jean-Frédéric Viret Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release entitled “diaDexus, Inc. Extends Loan Facility with Comerica Bank” issued by diaDexus, Inc. on September 13, 2012.